Exhibit 12

                      TRIMAS CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (Dollar Amounts in Thousands)



                                      Six Months Ended       Three Months Ended
                                          June 30,                June 30,
                                      1994        1993        1994        1993
Earnings:

      Income before income taxes    $43,310     $33,730     $25,120     $19,650
      Fixed charges                   6,420       4,490       3,330       2,010

      Earnings before fixed
        charges                     $49,730     $38,220     $28,450     $21,660



Fixed Charges:

      Interest                       $6,050     $4,200      $3,150      $1,850
      Portion of rental expense         440        360         220         200

      Fixed charges                  $6,490     $4,560      $3,370      $2,050



Ratios of earnings to fixed charges     7.7        8.4         8.4        10.6

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